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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

             ------------------------------------------------------
                             REGISTRATION STATEMENT
                                   ON FORM S-8
                                      Under
                           THE SECURITIES ACT OF 1933

                             FASHION DYNAMICS CORP.
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             (Exact name of registrant as specified in its charter)

         NEVADA                                               88-0378451
(State or other jurisdiction                                 (IRS Employer
 of incorporation or organization)                           Identification No.)


                        2500 - 1177 WEST HASTINGS STREET
                           VANCOUVER, BRITISH COLUMBIA
                                 CANADA V6E 2K3
                                 (604) 608-1610
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              (Address of registrant's Principal Executive Offices)

                            2000 Stock Option Plan
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                            (Full title of the plan)

                            Yiu Joe Cheung, President
                        2500 - 1177 West Hastings Street
                           Vancouver, British Columbia
                                 Canada V6E 2K3
                                 (604) 608-1610
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                     (Name and address of agent for service)

                        Copies of all communications to:
                                 Gary J. Kocher
                                 Kevin L. Gruben
                            Preston Gates & Ellis LLP
                          701 Fifth Avenue, Suite 5000
                                Seattle, WA 98104
                                 (206) 623-7580

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

Title of each class of                           Proposed maximum           Proposed
   securities to be         Amount to be        offering price per           maximum                 Amount of
      registered           registered (1)            share (2)          aggregate offering      registration fee (2)
--------------------    ------------------    -------------------            price (2)        -----------------------
                                                                        ----------------

 common stock, $0.001
       par value              3,900,000              $12.1875             $475,311,250.           $12,548.25



         (1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock option plan described herein as the result of any future stock split, stock dividend or similar adjustment of Fashion Dynamics' outstanding common stock.

         (2) Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on March 13, 2000 as reported on the OTC Bulletin Board.

                The Exhibit Index appears on the Signature Page of this registration statement.

                                       1
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PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are hereby incorporated by reference into this registration statement:

         (a) Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2000.

         (b) The description of Fashion Dynamics' common stock, which is contained in the Registration Statement on Form 10-SB filed on May 25, 1999 (Commission File No. 000-24757) in the section entitled "Item 11: Description of Securities."

         In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Nevada Revised Statutes provide for indemnification of the Company's Officers, Directors and controlling persons against liabilities which they may incur in such capacities. In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

            The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and have not been adjudged liable for negligence or misconduct. Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or Directors.

                                       2

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         The statutory provision cited above also grants the power to the
Company to purchase and maintain insurance which protects its Officers and Directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Company.

         Fashion Dynamics maintains directors' and officers' liability insurance under which Fashion Dynamics' directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

ITEM 8.  EXHIBITS.

         The Exhibits to this registration statement are listed in the Index to Exhibits on the signature page.

ITEM 9.  UNDERTAKINGS.

         (a)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                       3
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on this 14th day of March, 2000.

                                             FASHION DYNAMICS CORP.

                                             /s/ YIU JOE CHEUNG
                                             ---------------------------------
                                                 Yiu Joe Cheung
                                                 President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on March 14, 2000.

/s/ YIU JOE CHEUNG                    President, Secretary, Treasurer, Director
-----------------------               (principal executive officer)
    Yiu Joe Cheung


INDEX TO EXHIBITS

Exhibit Number                              Description
--------------------------------------------------------------

5.1               Opinion of Counsel regarding legality

23.1              Consent of Independent Public Accountant

23.2              Consent of Counsel (included in Exhibit 5.1)

99.1              eMagin Corporation 2000 Stock Option Plan

                                       4